UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
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MY SIZE, INC.

(Name of Registrant as Specified in Its Charter)

CUSTODIAN VENTURES LLC

ACTIVIST INVESTING LLC

DAVID E. LAZAR

DAVID ABOUDI

PATRICK LONEY

DAVID NATAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Custodian Ventures LLC, a Wyoming limited liability company (“Custodian Ventures”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of My Size Inc., a Delaware corporation (the “Company”).

Item 1: On July 1, 2021, Custodian Ventures issued the following press release:

CUSTODIAN VENTURES DELIVERS OPEN LETTER TO MYSZ STOCKHOLDERS

Reiterates its Belief that a Change in Tone at the Top is Necessary to Ensure the Company’s Best Days are Ahead of It

Criticizes the Board’s Failure to be Forthcoming in Response to Custodian’s Request for Books and Records Concerning Dubious and Extremely Value Destructive Transaction

Reserves Right to File Lawsuit in Delaware Court of Chancery if the Company Does Not Comply with its Obligations to Produce Requested Materials

Calls on the Board to Immediately Schedule the 2021 Annual Meeting and to Refrain from Any Further Dilutive Issuances Designed to Entrench the Board

NEW YORK, NY – July 1, 2021 /PRNewswire/ -- Custodian Ventures LLC (together with its affiliates, “Custodian Ventures” or “we”), as the largest stockholder of My Size, Inc. (“MYSZ” or the “Company”) (NASDAQ: MYSZ) prior to the Company’s recent dilutive transaction, with an ownership interest of approximately 9.99% of the Company’s outstanding shares, today issued the below open letter to fellow MYSZ stockholders.

* * *

Fellow Stockholders,

Custodian Ventures nominated four director candidates for election to MYSZ’s Board of Directors (the “Board”) at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) because it is our belief that with a change of tone at the top the Company’s best days are still ahead of it. As we explained in our first public letter,1 we believe it is high time that the current Board and management be held accountable for, among other things, the Company’s abysmal stock price and operating underperformance, excessive executive compensation and shameful corporate governance practices to date.

Instead of entering into a productive dialogue with us concerning our nominees’ qualifications or the Company’s future, this Board responded to our nomination by brazenly issuing nearly 20% of the Company’s then outstanding shares to the Company’s founder, who has known ties to certain nefarious elements wanted for securities fraud, in return for a waiver of the mere right held by this individual to repurchase certain intellectual property assets and receive royalty payments. We believe these rights, let alone the waiver thereof, are of little to no value given, among other things, the Company’s apparent failure to seek an independent valuation of the underlying assets and the high likelihood that no royalty payments have ever been paid in connection therewith. As a result, on June 1, 2021, Custodian Ventures made a demand under Delaware law to inspect certain books and records of the Company (the “Demand”) to determine, among other things, whether there was any breach of fiduciary duties by members of the Board in approving this extremely dilutive transaction after we nominated our slate.

To date, the Company has not produced any documents substantiating the legitimacy of this transaction nor has it made any attempt to otherwise defend substantively the Board’s apparent entrenchment maneuver. Instead, the Company, through its counsel, has erected roadblocks to our legitimate information requests by requiring us to agree to what we believe are non-commercial terms and conditions which, among other things, seek to stifle our ability to communicate to stockholders our conclusions from our review of the documents produced. To be clear, any such conclusions drawn by Custodian Ventures will not contain any sensitive or otherwise proprietary Company information that stockholders should not be entitled to learn given the extremely value-destructive and suspicious nature of this transaction. Nonetheless, we have given the Company a deadline of July 6, 2021 to confirm that it will produce all of the documents requested in our Demand and until July 8, 2021 to substantially complete such production. In the event the Company does not comply in full with its obligations under Delaware law to produce the requested materials, we have reserved and are otherwise prepared to exercise our rights as stockholders of a Delaware corporation by filing suit in the Delaware Court of Chancery to compel the requested inspection.

We call on the Board to refrain from taking any further actions which appear calculated to frustrate the exercise of stockholder democracy and shield the Board and management from accountability and to instead immediately announce the date of the 2021 Annual Meeting. The Company has held its last two annual meeting in early August. If it intended to be consistent with recent years, the Company should have set a record date and filed preliminary proxy materials by now. Any transparent attempts by the Board to avoid accountability by “running down the clock” will be summarily met by swift and decisive action by Custodian Ventures for the benefit of all of the Company’s stockholders to compel the Board to hold the 2021 Annual Meeting in the statutorily-enumerated timeframe. Finally, given the ample $5.75 million in cash the Company reported on its books at the close of the first quarter of 2021, we urge the Board to reconsider authorizing any additional dilutive share issuances in a vain attempt to drown out the voice of its stockholders.

Sincerely,

David E. Lazar

Chief Executive Officer

Custodian Ventures LLC

About Custodian Ventures

Custodian Ventures LLC is an investment fund specializing in reverse merger and other event-driven opportunities. Its Chief Executive Officer, David E. Lazar, brings domestic and international experience in operations, accounting, audit preparation, due diligence, capital restructuring, debt financing, and mergers and acquisitions.

Investor Contacts:

John Ferguson
Saratoga Proxy Consulting LLC
(212) 257-1311

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[1]	The full text of Custodian Ventures’ June 9, 2021 letter to MYSZ stockholders can be accessed at www.saratogaproxy.com/MYSZ.

Item 2: Also on July 1, 2021, Custodian Ventures uploaded the following materials to www.saratogaproxy.com/mysz:

Custodian Ventures Solicitation at My Size, Inc.

Annual Meeting – TBD

Materials

- Letter to My Size Stockholders – July 1, 2021
- Letter to My Size Stockholders – June 9, 2021

Please call Saratoga at (888) 368-0379 or (212) 257-1311 with questions.

saratoga

PROXY CONSULTING, LLC

Saratoga Proxy Consulting, LLC
520 8th Avenue, 14th Floor
New York, NY 10018
(212) 257-1311

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Custodian Ventures LLC (“Custodian Ventures”), together with the other participants named herein, intends to file a preliminary proxy statement and an accompanying WHTE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2021 annual meeting of stockholders My Size, Inc., a Delaware corporation (the “Company”).

CUSTODIAN VENTURES STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Activist Investing LLC (“Activist Investing”), Custodian Ventures, David E. Lazar, David Aboudi, Patrick Loney and David Natan.

As of the date hereof, Activist Investing directly beneficially owns 421,553 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). As of the date hereof, Custodian Ventures directly beneficially owns 790,300 shares of Common Stock. As of the date hereof, Mr. Lazar directly beneficially owns 290,200 shares of Common Stock. Mr. Lazar, as the sole member and Chief Executive Officer of each of Activist Investing and Custodian Ventures, may be deemed to beneficially own the 1,211,853 beneficially owned in the aggregate by Activist Investing and Custodian Ventures. As of the date hereof, none of Messrs. Aboudi, Loney or Natan beneficially own any shares of Common Stock.